Exhibit 21.1

SUBSIDIARIES OF REVOLUTION LIGHTING TECHNOLOGIES, INC.

Subsidiary of the Company	Jurisdiction of Incorporation/Formation

Lumificient Corporation	Minnesota

Seesmart Technologies, LLC	Delaware

Lighting Integration Technologies, LLC	Delaware

Relume Technologies, Inc.	Delaware

Tri-State DE LLC	Connecticut

Value Lighting, Inc.	Delaware

Subsidiary of Seesmart Technologies, LLC

Seesmart Technologies, Inc.	Nevada

Subsidiary of Relume Technologies, Inc.

Sentinel System, LLC	Michigan

All Around Lighting, Inc.	Delaware